THIS PATENT LICENSE AND SALES EXCLUSIVITY AGREEMENT is made on November 9, 2005

BETWEEN

Asia Vital Components Co., Ltd., whose registered office is at 7F-3, No.24, Wu Chuang 2 Rd., Hsin Chuan City, Taipei, Taiwan, R.O.C. ("AVC"); and

iCurie Lab Holdings Limited whose registered office is at 12 Plumtree Court, London, EC4A 4HT ("iCurie").

1. Summary

1.1
AVC is a company incorporated in Taiwan. It has the expertise and infrastructure required for the manufacture of cooling devices and the incorporation of such devices into PC applications. The said “PC” hereunder means desktops, laptops and notebooks.

1.2	iCurie is a company incorporated in the United Kingdom and its Korean subsidiary has developed and patented a technology relating to a new microfluidic cooling system (“MCS”).

1.3
iCurie Lab, Inc., the Korean subsidiary of iCurie, as described in sub-section 1.2, is a corporation incorporated under the laws of Republic of Korea (“Korea”) and having its principal place of business at 3F Joyang Bldg, 23-1, Seokchon Dong Songpa Gu, Seoul, Korea.

1.4
AVC and iCurie Lab, Inc. entered into a Collaboration Agreement dated December 11, 2002 for the development of a cooling device using MCS technology, and agreed to certain terms and conditions in connection with the business relationship, including but not limited to “Manufacturing” (section 3), “Supply and Purchase Products” (section 4), “Distribution and Sales Right” (section 5), “Intellectual Property Rights” (section 6) and “Use of Technologies” (section 7). This Agreement replaces the Collaboration Agreement in its entirety and the Collaboration Agreement is hereby made null, void and of no further effect.

1.5
AVC and iCurie signed a Letter of Intent dated on April 28, 2005, procuring a further agreement about the development of cooling device using MCS technology. This Agreement replaces the Letter of Intent in its entirety and the Letter of Intent is by made null, void and of no further effect.

1.6
AVC and iCurie have agreed to enter into this patent license and sales exclusivity agreement in furtherance of the “Collaboration Agreement” (mentioned as in sub-section 1.4) and “Letter of Intent” (mentioned as in sub-section 1.5) to create a stand alone metal cooling device using the MCS technology for use in PCs (the “MCS Part”).

1.7
iCurie will grant AVC (i) a worldwide, perpetual, non-revocable license to use, manufacture, have manufactured and import the MCS Part and to incorporate the MCS Part into AVC cooling devices for PCs (the combination of which shall be called the “AVC Part”); and (ii) an exclusive right to sell and offer for sale the MCS Part and the AVC Part only to PC manufacturers headquartered anywhere in the world, except Korea and Japan.

1.8
AVC will grant iCurie (i) a royalty for each MCS Part or AVC Part sold by AVC; (ii) the right to purchase the MCS Part and the AVC Part from AVC; and (ii) an exclusive right to sell the MCS Part and the AVC Part to PC manufacturers only headquartered in Korea and Japan.

1.9	AVC and iCurie anticipate that the MCS Part and the AVC Part will be ready for sale by December 31, 2005.

2.	Patent License Grant

2.1
iCurie grants to AVC, and AVC accepts, subject to the terms of this agreement, a worldwide, perpetual, non-revocable license to use any and all existent intellectual property related to the patents listed on Schedule A (the “Patents”), solely for the purpose of manufacturing, having manufactured, using, importing, supplying, offering to supply, selling and similar disposing of the MCS Parts for use in PCs only. AVC may not grant sub-licences under this license.

2.2
Any and all improvement to the Patents, whether or not patented or patentable, which is created or developed by iCurie or iCurie’s subsidiary after the date of this Agreement shall be disclosed to AVC, and iCurie grants AVC hereby a license for such improvement under the terms of this agreement.

3.	Sales Exclusivity

3.1	iCurie hereby grants to AVC an exclusive right to sell and offer for sale the MCS Part and the AVC Part only to PC manufacturers headquartered anywhere in the world, except Korea and Japan.

3.2
AVC hereby grants to iCurie (i) the right to purchase the MCS Part and the AVC Part from AVC for a markup of 15% above AVC’s manufacturing costs; and (ii) an exclusive right to sell the MCS Part and the AVC Part to PC manufacturers headquartered in Korea and Japan.

3.3	iCurie shall have the exclusive right for (i) sales of the MCS Part or the AVC Part to third parties other than PC manufacturers; and (ii) sales of non-metal cooling devices using MCS technology.

3.4
Without prior written consent of iCurie, AVC shall not sell the MCS Part or AVC Part to PC manufacturers headquartered in Korea or Japan. Equally, without prior written consent of AVC, iCurie shall not sell the MCS Part or AVC Part to PC manufacturers other than headquartered in Korea or Japan.

4.	Royalty

4.1
In consideration of the rights and exclusivities granted to AVC by iCurie under this Agreement, AVC shall, within 30 days of the end of each month during the term of this Agreement, pay to iCurie royalties per MCS Part or AVC Part sold by AVC during the term of this Agreement, except MCS Part or AVC Part supplied to iCurie, whether directly or indirectly. The royalties are payable as outlined below:

Yearly Volumes	Royalties per MCS Part

1 - 2,000,000	10 % of AVC’s average sale price
2,000,001 - 4,000,000	9% of AVC’s average sale price
4,000,001 - 6,000,000	8 % of AVC’s average sale price
6,000,001 - 8,000,000	7 % of AVC’s average sale price
8,000,001 - or more	6 % of AVC’s average sale price

Yearly Volumes	Royalties per AVC Part

1 - 2,500,000	7% of AVC’s average sale price
2,500,001 - 5,250,000	6 % of AVC’s average sale price
5,250,001 - 8,000,000	5 % of AVC’s average sale price
8,000,001 - or more	4 % of AVC’s average sale price

Each of the parties hereby agree and acknowledge that the above-stated “Yearly Volumes” are based on the amount of sales during a single calendar year, and are not cumulative. Furthermore, iCurie shall have the right to audit AVC for the determination of the “Yearly Volume” and AVC’s “average sale price.”

5.	Term of Agreement

5.1
The term of this Agreement (and the licenses and rights granted herein) shall be from the date this Agreement is executed through December 31, 2008; provided however, iCurie shall have the right but not the obligation to terminate the sales exclusivity granted in Section 3.1 if AVC fails to sell the following volumes of MCS Parts and AVC Parts for the following calendar years:

Calendar Year	Number of MCS Parts and AVC Parts Sold

2006	3,000,000
2007	8,000,000
2008	19,000,000

The termination of the sales exclusivity in Section 3.1 does not preclude AVC from continuing to exclusively sell to its then current customers at the time of the termination. Furthermore, if the MCS Part or AVC Part is not ready for sale by December 31, 2005, iCurie agrees to adjust the 2006 sales volume pro rata to reflect the first date of AVC’s sale of the MCS Parts or AVC Parts (i.e., if AVC does not sale a MCS Part or AVC Part until May 1, 2006, then the volume requirement for calendar year 2006 will be adjusted pro rata to 2,000,000).

5.2	Upon expiration or termination of this Agreement, all rights and obligations hereunder shall terminate forthwith except the provisions of Sections 2 and 13.

6.	Severability.

6.1
If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable by any court or other competent authority that term or provision or part shall to that extent be deemed to be deleted and not form part of this agreement and the enforceability of the remainder of this agreement shall not be affected. In the event of any such deletion the parties shall negotiate in good faith in order to agree an alternative provision in place of the provision so deleted.

7.	Modifications.

7.1	Modifications to this Agreement shall not be effective unless they are in writing and signed on behalf of all parties by an authorized signatory.

8.	Assigning and Change of Control.

8.1
Neither party may assign or otherwise deal in any of its rights under this Agreement or sub-contract the performance of any of its obligations under this Agreement without the consent of the other party.

8.2
If ownership or management of either party is about to be subject to a change of control then such party shall give notice of the proposed change of control to the other party. In the event of a change of control of the ownership or management of a party, the other party may at any time within six months of such event coming to its attention terminate this agreement immediately by giving notice to changed party.

9.	Relationship between the Parties.

9.1
Nothing in this Agreement creates a partnership, agency relationship, franchise, employment relationship between the parties. No party is permitted to enter into any Agreement with a third party on behalf of any other, nor make any representation or give any warranty to a third party on behalf of any other to act as, or represent that it is an agent of any other party, or otherwise bind any other party in any manner whatsoever without the consent of that other.

10.	Entire Agreement.

10.1
This Agreement constitutes the entire agreement between the parties and supersedes any previous agreement between the parties in relation to the subjects covered by them. Each party acknowledges and agrees that it has not been induced to enter into this Agreement in reliance upon any representation, warranty or other term other than as expressly set out in this agreement. The only remedy available to a party for breach of such representation, warranty or term shall be for breach of contract. Nothing in this agreement shall limit or exclude liability for fraud or fraudulent misrepresentation. Except as expressly set out in this agreement all conditions, warranties, representations and other terms, whether express or implied by statute, common law, trade practice or howsoever, are excluded.

11.	Notices.

11.1
All notices and consents relating to this Agreement must be in writing and signed by an authorised signatory. Notices may be sent by internationally-recognized courier to the addressee's address (or such other address as it may have notified to the party giving the notice) and any notice so sent shall be considered served on the date that it would have been received in the normal course of post. Notices may be sent by fax provided (a) an acknowledgment of receipt is received by the sending machine and (b) a copy of the notice is sent by internationally-recognized courier the same or the following day.

12.	Waiver.

12.1
If a party delays in enforcing its rights under this Agreement (whether in relation to a breach by the other party or otherwise) then unless the party concerned expressly agrees otherwise, that delay shall not be treated as waiving the rights of the party concerned. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy. Any waiver of a party's rights in relation to a particular breach of this Agreement shall not operate as a waiver of any subsequent breach. No custom or practice of the parties at variance with the terms of this Agreement shall constitute a waiver of the rights of either party under this Agreement.

13.	Indemnity

13.1
iCurie shall at its expense, defend, indemnify and hold harmless AVC, its subsidiaries, its subcontractors and its customers and any of their officers, directors, employees or agents, from and against any and all damages, claims, losses and/or expenses, including, without limitation, reasonable attorney’s fees, arising out of, in connection with or relating to any and all action or claim that the MCS Part infringe or misappropriate any patent, copyright, trade secret, trademark or other intellectual property rights of any third party; provided that AVC shall (i) notify iCurie in writing of the action or claim, (ii) provide iCurie with reasonable information and assistance at iCurie’s expense for the defense or settlement of the action or claim, and (iii) grant iCurie reasonable control of the defense or settlement of the action or claim through representatives reasonably acceptable to AVC.

13.2
In the event that the MCS Part (or AVC Part because of MCS Part) are held to infringe or misappropriate any patent, copyright, trade secret, trademark or other intellectual property rights of any third party or their use is enjoined, an injunction issues as a result of any action or claim iCurie shall at its own expense, and AVC’s option to either (i) procure for AVC, its subsidiaries, its subcontractors and its customers the royalty-free right to continue distributing, using, manufacturing, importing, selling and offering for sale MCS Part and AVC Part; or (ii) refund to AVC the royalty paid for any MCS Part and AVC Part.

14.	Cumulative Remedies.

14.1
Any right, remedy or power to which either party is or may become entitled under this Agreement or in consequence of another's conduct may be enforced from time to time separately or concurrently with any right or remedy given by this Agreement or now or afterwards provided for and arising by operation of law so that such rights and remedies are not exclusive of the other or others but are cumulative.

15.	Rights of Third Parties.

15.1
No term of this agreement shall be enforceable by a party other than the parties to this Agreement. The parties reserve the right to rescind or vary this Agreement without the consent of any person who is not a party to the Agreement.

16.	Further Assurance.

16.1	Each party to this Agreement shall at the request and expense of the others execute and do any deeds and things reasonably necessary to give effect to this Agreement.

17.	Publicity.

17.1
No party may include another's name or any information concerning the transactions referred to in this Agreement in any of its publicity material, press announcements or other communications without first obtaining that other party's written consent, except that nothing shall restrict the parties from complying with any regulation or legislation pertaining to public announcements.

18.	Precedence.

18.1	In the event of any conflict between the provisions of this Agreement and the provisions of any subsequent confirmatory or formal license the provisions of this Agreement shall prevail.

19.	Counterparts.

19.1
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement. Unless otherwise provided in this agreement, this agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this agreement) is signed by the last of the parties to execute this agreement or, as the case may be, a counterpart thereof.

20.	Governing law and dispute resolution.

20.1	This agreement is governed by and shall be construed in accordance with the law of the Republic of South Korea.

20.2
Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the Parties, including without limitation any matter relating to the interpretation of this Agreement, shall be submitted to arbitration.

20.3	The arbitration shall be conducted pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules").

20.4	The arbitration shall be (i) conducted in Seoul, Korea, if brought by AVC, and (ii) conducted in Taipei, Taiwan, if brought by iCurie.

20.5	The language used in the arbitration shall be the English language.

20.6
Any decision or award of the arbitral tribunal shall be final and binding upon the Parties to the arbitration proceeding. The Parties waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties hereto agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

ACCEPTED AND AGREED:

“iCURIE”	“AVC”

iCurie Lab Holdings Limited	Asia Vital Components, Inc.

Signed: /s/ Hakan Wretsell	Signed: /s/ J.C. Lin

Name: Hakan Wretsell	Name: J.C. Lin

Title: CEO	Title: CTO

SCHEDULE A

PATENTS LICENSED FROM iCURIE TO AVC

Description	Country	Patent Registration/Application Number
Micro cooling device	Korea	Registration Number: 0294317
Planar type heat transferring device and manufacturing method thereof	Korea	Application Number: 10-2004-0091617
Heat transfer device and manufacturing method thereof using hydrophilic wick	Korea	Application Number: 10-2005-0001028